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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*
     Emanuel                             Barry
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     (Last) (First) (Middle)
              c/o Copen Associates, Inc., One West 37th Street, 10th Floor
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                                    (Street)
      New York                       NY                     10018
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     (City) (State) (Zip)

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2.   Issuer Name and Ticker or Trading Symbol
     Candie's Inc. (CAND)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Day/Year
     March 3, 2003
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5. If Amendment, Date of Original (Month/Day/Year)

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6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
     |X|  Director                             | |  10% Owner
     | |  Officer (give title below)           |_|  Other (specify below)

                 Chief Executive Officer and President
                 -------------------------------------
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7. Individual or Joint/Group Filing (Check Applicable line)
     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                             Amount of      6.
                                                             4.                              Securities     Owner-
                                                             Securities Acquired (A) or      Beneficially   ship
                                   2A.          3.           Disposed of (D)                 Owned          Form:     7.
                        2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                        Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                      action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security       Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)              (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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
Common Stock            03-03-03                  A             11,415        A                32,538        D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

      Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number
                                                                          (Over)

                                                                 SEC 1474 (9-02)

                                                               Page 1 of 2 pages

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code     V   (A)  (D)  cisable  Date     Title     Shares  5)      4)        4)       4)
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

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====================================================================================================================================

     Explanation of Responses: The filing of this Statement shall not be construed as an admission that the reporting person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934, the beneficial owner of any equity securities reported in this Statement as indirectly owned by the reporting person as custodian for his children.


               /s/ Barry Emanuel                                03/04/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                               Page 2 of 2 pages